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


 "THE FOLLOWING SCRIPT WAS USED BY PFIZER INC. AND PHARMACIA CORPORATION DURING
                       A CONFERENCE CALL ON JULY 15, 2002"

                           SCRIPT FOR CONFERENCE CALL
                               (PFIZER/PHARMACIA)
                   11:00 A.M. - 12:30 PM, MONDAY, 15 JULY 2002

             [AT 11:00 AM, THE OPERATOR WILL ANNOUNCE THE BEGINNING
              OF THE CONFERENCE CALL AND INTRODUCE "DR. MCKINNELL"]

HANK MCKINNELL:

Good morning. I'm Hank McKinnell, Chairman and CEO of Pfizer, speaking from our Board Room in New York City. We welcome you to this call to discuss this morning's news.

With me today is Fred Hassan,  Chairman and Chief Executive Officer of Pharmacia
- as well as senior executives from Pfizer, including: David Shedlarz, Executive Vice President and CFO; Karen Katen, Executive Vice President and President, Pfizer Pharmaceuticals Group; Peter Corr, Senior Vice President of Science and Technology; and Jeff Kindler, Senior Vice President and General Counsel.

This morning, Pfizer and Pharmacia announced a definitive agreement for Pfizer to acquire Pharmacia in a stock-for-stock transaction.

During this conference call - we will discuss this transaction, our plans and timetable for its implementation, and the opportunities it offers to expand our business and increase shareholder value. And then, we will be happy to answer questions.

We will also take any questions about our Second Quarter earnings release which, because of this transaction, we issued this morning ... instead of on Wednesday of this week, as originally announced.

And, I should also note that we will be having an analysts' meeting in New York on Wednesday morning in order to provide additional information on both of these topics. Invitations for that meeting are being sent out as we speak.

First, a few initial comments about the transaction -

These are challenging times in our industry.., not only for shareholders, but for all of us. Nonetheless, as our results demonstrate, we have continued to succeed - and have done so while many others in the industry have stumbled.

With this transaction, we will further enhance our leadership position in the industry by combining two of the fastest - growing and most innovative global pharmaceutical companies.

Plus - the transaction, we believe, will provide substantial benefits to shareholders of both companies - in terms of improved financial returns and accelerated earnings growth.

On a combined basis, we will have annual revenues for 2002 of approximately $48 billion, including approximately $39 billion in prescription pharmaceutical sales.

And - our strategic fit is excellent. The combination brings together two young, broad and complementary product portfolios; enhanced research and development pipelines; and outstanding sales and marketing organizations.

With this acquisition, we are positioning ourselves for long-term leadership in a rapidly changing pharmaceutical industry.

Looking ahead - advances in medical understanding will increase the number of drug discovery targets and create major opportunities for Pfizer. But, at the same time, it is becoming increasingly costly to fund the high-risk and long-term research that will be necessary. And, that is occurring while payers and providers are increasingly demanding lower costs.

By combining with Pharmacia - we are ensuring that our core capabilities in the discovery, development and commercialization of new medicines are uniformly strong and efficient around the world.

With Pharmacia, we will have a product portfolio unequalled in its strength, depth and patent protection; an even stronger new product pipeline; and the scale to spread our products and R&D across a global marketing platform, capitalizing on growth opportunities everywhere in the world.

But, equally important, we will be better able to serve the millions of patients that depend on us worldwide.

Our expanded capabilities will ensure that patients around the world will continue to benefit from our skill in developing therapies for cancer, obesity, cardiovascular disease, infectious diseases, mental illness, blindness and many other serious medical conditions.

Simply put, Pfizer and Pharmacia are much stronger together than separately.

We are especially pleased to be merging with a company that, like Pfizer, is known as an innovator and leader in our industry. We know Pharmacia well. And, we have the greatest respect for the company, its people, and its many accomplishments.

Working together, we have introduced Celebrex and Bextra for the treatment of arthritis ... and have done so with great success. It has been a good and productive partnership. And now, we are looking forward to building on that relationship.

In the end - this transaction is about creating value ... for patients and their physicians, for payors, and for shareholders ... by helping us do what we do ... better and more effectively.

As a result of today's announcement, we can look forward to significant and exciting growth opportunities.

For example - with unified leadership, we can do more with the COX-2 franchise. We can reinforce the promotion of key current Pharmacia products with Pfizer's larger, and highly respected, sales force. We will have the capability to accelerate product launches, maximize the potential of those new products, and do so with an expanded global reach.

At the same time - we have unique opportunities to reduce many of the risks inherent in our business.

Together, we will each have even less dependence on our respective leading products. We will be able to diversify into new therapeutic categories. And - importantly - we will significantly reduce any intermediate-term patent expiration exposure.

In sum - this is a major step forward for both Pfizer and Pharmacia ... one that will keep us at the forefront of medical innovation for the foreseeable future.

With those introductory comments - I'm now pleased to introduce the Chairman and CEO of Pharmacia, the Chairman of PhRMA, and my good friend ... Fred Hassan.

FRED HASSAN:

Thank you, Hank - and good morning everyone.

Combining Pharmacia with Pfizer is indeed a compelling strategic opportunity.

The competitive landscape in global pharmaceuticals is changing rapidly - and is increasingly differentiating successful companies from those who are not. And, this transaction immediately creates a global pharmaceutical company with all the resources and capabilities to excel in such a challenging environment.

The company that will emerge from this transaction will be the clear leader in the pharmaceutical industry for many years to come. The combination of broad research and development capabilities, a rich pipeline, the largest sales force, and the most impressive product portfolio in the industry will drive growth well beyond what either company could have achieved separately.

In evaluating our alternatives, we at Pharmacia had become increasingly aware that we simply did not have sufficient resources to fully leverage the growth of our current in-line products ... while, at the same time, funding the development of our pipeline.

It is important to emphasize that Pharmacia will be bringing its resources to the table from Day One. As Hank has so correctly noted, our Celebrex/Bextra partnership has been extraordinarily successful. As we've come to know Pfizer, it has become increasingly clear that our companies are truly an excellent fit.

Pharmacia shareholders will receive not only an immediate premium for their shares, but will have the opportunity to participate in Pfizer's long-term growth ... as it leverages a strengthened product line and pipeline.

I am personally committed to making this transaction work, and to insure that value creation does not end with this agreement.

As we move toward closing, all of us will be identifying, and refining, those steps required for a seamless integration process.

HANK MCKINNELL:

Thank you, Fred.

We look forward to working even more closely with you and your team over the coming months. And, I greatly appreciate your willingness to work with me in making this merger and integration a success.

I'll now ask David Shedlarz to review our financial performance and highlight the terms of the agreement announced this morning. He will then be followed by Karen Katen and Peter Corr.

DAVID SHEDLARZ:

Thank, you, Hank, and good morning, everyone.

Although I assume that your principal interest this morning is in the transaction - I would like to take a few minutes to review with you our financial results for the first half of 2002. And then, I will highlight the financial aspects of our announced acquisition of Pharmacia.

The solid P&L performance that has characterized Pfizer continued in the first half of 2002. Excluding the impact of foreign exchange and a 2001 accounting harmonization for Medicaid and contract rebates - total company revenue for the first half grew 11%. Human pharmaceutical revenue, on this same basis, was up 12%.

Product support and R&D investment continued to be strong. Our R&D investment for the first half totaled $2.4 billion - which we expect to lead the industry.

And, in the first half, income and diluted earnings per share from continuing operations - excluding the cumulative effect of a change in accounting principle, certain significant items and merger-related costs - grew 12% and 14%, respectively.

First half revenue growth was solid across all of Pfizer's core businesses. Human pharmaceuticals, animal health and consumer healthcare all achieved double-digit operational revenue growth.

Human pharmaceutical revenue growth in the first half was driven by 8 products - representing 79% of our total human pharmaceutical revenues - that grew a combined 15%.

Pfizer's gross margin also continued to improve in the first half - with only a 1% increase in cost of sales.

Looking forward to the second half - we expect strong EPS growth, benefiting from the unusual quarterly pattern of expenses in 2001 and a favorable impact from foreign exchange. While we expect expense comparisons against the prior year to continue to be challenging in the third quarter - we now estimate a year-over-year decline in expenses in the fourth quarter.

Ongoing productivity initiatives and additional merger-related cost savings from the Warner-Lambert merger will continue to drive profit margin improvement. We now expect cost savings from the Warner-Lambert merger to be $1.8 billion by year-end 2002, exceeding our original estimate by $200 million. And - we anticipate our R&D investment will reach about $5.2 billion, an industry-leading level. Additionally, we forecast a reduction in our effective tax rate to 23.5% for the full year.

We have refined our estimate of diluted EPS - excluding the cumulative effect of a change in accounting principle, certain significant items, and merger-related costs, to $1.58, 21% growth over the prior year and within the range of earlier guidance. On a stand-alone basis from 2002 to 2004, Pfizer expects compounded revenue growth of 11% and diluted EPS growth of 16%.

In sum - as a stand-alone entity, Pfizer's financial prospects were, and are, very bright.

Now - turning to the announced transaction....

As outlined in this morning's press release, the key terms of our agreement with Pharmacia are as follows:

     - After Pharmacia's spin-off to its shareholders of its remaining 84% interest in Monsanto, Pfizer will exchange 1.4 shares of Pfizer common stock for each outstanding share of Pharmacia stock. This will be a tax-free transaction, valued at $45.08 per Pharmacia share or $60 billion, based on Pfizer's July 12th closing price of $32.20. This represents a 44% premium, based on the average closing prices of the two stocks over the last 30 days, adjusted for the Monsanto spin-off.

- Upon completion, Pfizer's shareholders will own approximately 77% of the combined company and Pharmacia's shareholders will own approximately 23%.

- The transaction is expected to close by year-end 2002, subject to the approval by shareholders of both companies, and customary governmental and regulatory approvals.

Excluding the effects of purchase accounting and merger-related expenses, the transaction is expected to be non-dilutive to Pfizer's 2003 adjusted diluted earnings per share (with adjusted earnings defined as net income in accordance with Generally Accepted Accounting Principles in the U.S., excluding the write-off of in-process R&D, amortization of intangibles, effect of the write-up of assets to fair value, non-recurring costs, certain significant items and merger-related costs.) And the transaction will be accretive to adjusted diluted earnings per share in 2004 and thereafter.

As a result of the transaction, Pfizer will have significantly enhanced scale and financial flexibility. The company will have combined annual revenues, on a pro-forma basis, of $48 billion in 2002, growing on a compound annual basis by 10% to nearly $58 billion in 2004. Adjusted earnings, on a pro-forma basis in 2002, will be $11.9 billion, growing on a compound annual basis by 19% to nearly $17 billion in 2004.

We expect to achieve substantial synergies in this combination, arising from increased purchasing power of the combined entity, the reduction of operating expenses and the closure of redundant facilities. We are targeting $1.4 billion in synergies in 2003, increasing to $2.2 billion in 2004, and $2.5 billion in 2005. Our experience during the Warner-Lambert integration, which resulted in the realization of synergies more quickly and of a greater magnitude than originally foreseen, gives us strong confidence in our ability to meet these merger-related cost savings.

Indicative of the exceptional financial strength of the company, we have expanded our previously announced stock buyback program from $10 billion to $16 billion. This larger program is expected to be completed in 2003.

Earlier this morning - reflective of the powerful operational and financial profile of the combined company - Standard & Poor's and Moody's confirmed our Triple A long term debt ratings and A-1+/P-1 short-term debt ratings.

And now, it's my pleasure to introduce Karen Katen, President of Pfizer's global pharmaceuticals business.

KAREN KATEN:

Thank you, David.

Today, Pfizer is the leading pharmaceutical company in the world with global sales that well exceed our closest competitor. With the acquisition of Pharmacia, we significantly enhance our position of industry leadership and strength.

Beyond scale, the acquisition of Pharmacia provides us with access to new and medically important categories. In addition, we will move from our current fourth position in terms of sales rankings in Europe to first, from third to first in Japan, and from fifth to first in Latin America.

Currently, Pfizer's product portfolio has significant breadth and depth across a number of key categories, with eight billion dollar products in 2001 - and at least that many expected in 2002 - the number one therapies in cardiovascular disease, cholesterol, anti-infective, depression and arthritis/pain. The combination of Pfizer and Pharmacia will create a company with an unparalleled product portfolio - 14 number one products.

But, this acquisition is not just about adding products, it's also about the complementary nature of our respective portfolios. Pharmacia will bring innovative new therapies to our cardiovascular, CNS, and anti-infective platforms, where we can optimize our industry leading medical-marketing and sales expertise, as well as our solid customer relationships.

In areas where we don't have a presence, Pharmacia brings us products that immediately provide a platform for incremental growth, as well as a base platform for launch of the Pfizer near and longer-term pipeline products. In ophthalmology, Xalatan from Pharmacia lowers eye ocular pressure in patients with open-angle glaucoma, not controlled by other medications. This revolutionary treatment for glaucoma is now the leading ophthalmic prescription medicine in the world.

In oncology, Pharmacia's current franchise includes Camptosar, the first-line treatment for colorectal cancer, as well as Ellence and Aromasin for breast cancer. Aromasin was approved just last week in Japan. These products combined with our own oncology pipeline will ultimately give us a presence in this medically important therapeutic category.

A highlight for the future is Pharmacia's future agent for hypertension and potentially heart failure, eplerenone, with the first launch expected in 2003.

As you all know, one of the most important components of Pharmacia is the COX-2 franchise. Together, through our partnership, Pfizer and Pharmacia have built an impressive track record in the COX-2 area - first with the most successful launch in the pharmaceutical industry of Celebrex, followed by the recent launch of Bextra.

In 1999, Pfizer and Pharmacia jointly introduced the anti-inflammatory Celebrex, the first-in-class COX-2 inhibitor. This medicine has become the number-one branded treatment for arthritis in the world and it has been prescribed to more than 35 million patients. With its recent approval in the U.S. for acute pain and dysmenorrhea, Celebrex has the most complete range of approved indications among COX-2 inhibitors on the market today.

Over 6,000 Pfizer and Pharmacia sales representatives began promoting a second COX-2 inhibitor, Bextra, in April.

Bextra is approved for the treatment of osteoarthritis, adult rheumatoid arthritis and the pain associated with menstrual cramping.

Together, Celebrex and Bextra now account for 23.6% of new NSAID prescriptions, growing 26% since January. During the same January to May period, Vioxx share of new prescriptions declined by 14% to a market share of 16.0%.

Further fueling the growth of our COX-2 franchise are the launches of Bextra and Dynastat (the first injectable COX-2 inhibitor) in a number of international markets. Pharmacia is currently seeking FDA approval for Dynastat in the U.S.

The acquisition will allow Pfizer to better utilize our strengths and address the challenges in the COX-2 category through:

     - Complete alignment and full execution of high performance strategies;

     - Increased speed and sharpened focus of a single management team;

     - Effective investment in clinical development projects while we eliminate overlap in field and marketing efforts.

Additionally, there are several factors we expect could drive continued growth in this category:

     - The large number of undiagnosed and untreated patients;

     - The continuing large market share of NSAIDs and the large number of dissatisfied NSAID patients;

     - The delayed entry of Merck's Arcoxia;

     - Celebrex's recently approved pain indication.

Beyond the advantage of portfolio enhancement, future patent protection, on a combined basis, is also a positive factor to consider in this acquisition. Pfizer's major products are patent-protected to the end of this decade and beyond. For example, the U.S. patents for Lipitor and Viagra run through 2010 and 2011, respectively. Pharmacia patents also expire mostly after 2010.

All in all - this is a unique opportunity to build on our strengths, enhance our growth and reinforce our commitment to serving customers and patients worldwide.

I am enthusiastic about the many productive opportunities - only some of which we've highlighted this morning - that will be made possible by this acquisition.

And now, Peter Corr, Head of Science and Technology ... will comment from the research and development perspective.

PETER CORR:

Thank you, Karen.

Pfizer alone has a broad and robust R&D pipeline that contains 68 new product enhancements plus 94 new molecular entities - for a total of 162 ongoing projects in development. And we have over 300 projects in worldwide discovery.

We have five new chemical entities recently approved or undergoing regulatory review in the U.S. and/or the European Union: Vfend; Geodon; Bextra (discovered and developed by Pharmacia); Spiriva (discovered and developed by Boehringer Ingelheim); and Relpax. All five products, by the way, are expected to be launched in new markets this year.

And, Pfizer anticipates completing regulatory filings in 2002 for pregabalin in neuropathic pain, epilepsy, generalized anxiety disorders; and darifenacin for use in treating overactive bladder.

In addition, advanced-stage clinical studies are continuing for, among others:

     - Exubera, an inhalable form of insulin under co-development, co-manufacture, and co-marketing with Aventis, with the participation of Inhale Therapeutic Systems, for the treatment of both type 1 and type 2 diabetes;

     - and the dual therapy combining Lipitor and Norvasc, the world's leading cholesterol-lowering and antihypertensive medicines.

To that - one can now add Pharmacia's strong late-stage pipeline, including candidates such as epleronone for hypertension and heart failure, and CDP-870 for rheumatoid arthritis, which both complement Pfizer's existing product portfolio. The result: we will be able to better utilize our worldwide R&D strength against a broader range of high-potential compounds.

As mentioned by Karen - we will also expand our presence in major therapeutic categories, including the addition of a strong oncology and ophthalmology commercial business to the two companies' existing R&D programs in these important therapeutic areas.

This expansion of our therapeutic range is an important opportunity. Pfizer's global scientific and medical infrastructure puts us in an excellent position to capitalize on the many exciting opportunities we anticipate in this great era of scientific discovery. These include the emergence of new genetic knowledge and the application of new technologies, not only in discovery but also in clinical research.

Currently, Pfizer expects to file 15 new drug applications with global regulatory authorities over the next four-and-a-half years. Based on our current assessment of Pharmacia's late stage pipeline, we anticipate 5 to 7 major New Chemical Entity filings from 2002 through 2004.

These include treatments for cardiovascular disease, CNS disorders, eye disease, and arthritis. At the present time, Pharmacia has 18 NCEs in human clinical studies with additional NCEs moving toward initial clinical studies over the next 6 to 12 months.

From my perspective - the research platform for Pfizer combined with Pharmacia is nothing less than extraordinary ... with breadth and depth across all major therapeutic categories.

For 2002, Pfizer expects to invest about $5.2 billion in R&D and Pharmacia expects to invest $2.3 billion. This means that the companies' current combined R&D investment for 2002 exceeds $7 billion - exceeding our nearest competitor by about 50 percent.

And, with the integration of Pharmacia, Pfizer will have an R&D pipeline containing nearly 120 new molecular entities in development ...plus well over 80 distinct development projects for product enhancements, including new indications. Overall, this results in nearly 200 ongoing development projects.

This transaction will also permit Pfizer financial flexibility essential to sustained growth. We will be able to expand our discovery capabilities and, at the same time, to adequately fund our growing late stage pipeline with a doubling of phase 3 programs over the next 15 months.

And now - back to Hank.

HANK MCKINNELL:

Thank you, Peter...

For the past decade, Pfizer has consistently delivered strong performance. At the same time - we have continued to look for innovative ways to move 'beyond number one' ... to become the most valued company in the world for all our constituencies, including investors.

Today's agreement is an important milestone in our pursuit of that objective ... and in Pfizer's 153-year history.

A decision of this magnitude occurs only after very careful consideration by all involved. I can assure you that this is truly a strategic acquisition - one that creates a "new standard, for a new era" - and lasting value for Pfizer and Pharmacia shareholders.

And now, we will take questions from those analysts covering Pfizer....

[Q&A PROCEDURES: THE OPERATOR WILL THEN ANNOUNCE: "YOUR FIRST ANALYST QUESTION IS FROM [NAME] OF [FIRM]." AFTER COMPLETION OF EACH Q&A, HANK MCKINNELL WILL SAY "NEXT QUESTION, PLEASE" AND THE OPERATOR WILL INTRODUCE THE QUESTIONER. TO SIGNAL THE LAST QUESTIONER, HANK MCKINNELL WILL SAY: "AND NOW FOR OUR LAST QUESTION."]

HANK MCKINNELL:

With that question - we conclude today's conference call. Thank you for being with us on this very special and exciting occasion.

                              SAFE HARBOR STATEMENT

Certain statements contained in this document are "forward-looking statements" provided under the "safe harbor" protection of the Private Securities Litigation Reform Act of 1995. These statements are made to enable a better understanding of the Company's business, but because these forward-looking statements are subject to many risks, uncertainties, future developments and changes over time, actual results may differ materially from those expressed or implied by such forward-looking statements. Examples of forward-looking statements are statements about anticipated financial or operating results, financial projections, business prospects, future product performance, future research and development results, anticipated regulatory filings and approvals, and other matters that are not historical facts. Such statements often include words such as: "believes", "expects", "anticipates", "intends", "plans", "estimates", or similar expressions.

These forward-looking statements are based on the information that was currently available to the Company, and the expectations and assumptions that were deemed reasonable by the Company, at the time when the statements were made. The Company does not undertake any obligation to update any forward-looking statements in any communications of the Company, whether as a result of new information, future events, changed assumptions or otherwise, and all such forward-looking statements should be read as of the time when the statements were made, and with the recognition that these forward-looking statements may not be complete or accurate at a later date.

Many factors may cause or contribute to actual results or events being materially different from those expressed or implied by such forward-looking statements. Although it is not possible to predict or identify all such factors, they may include the following: competition for our products; pharmaceutical pricing, price constraints and other restrictions on the marketing of products imposed by governmental agencies or by managed care groups, institutions and other purchasing agencies; product discovery and approval; product recalls or withdrawals; manufacturing quality issues with respect to our products; compliance with Current Good Manufacturing Practices and other quality assurance guidelines; the company's ability to secure and defend its intellectual property rights; product liability claims, antitrust litigation, environmental concerns, and commercial disputes; social, legal, political and governmental developments; changes in foreign currency exchange rates or in general economic or business conditions including inflation and interest rates; acquisitions, divestitures, mergers, restructurings or strategic initiatives that change the Company's structure; business combinations among the Company's competitors and major customers; changes to accounting standards or GAAP.

Readers are also urged to carefully review and consider the disclosures in Pharmacia's various SEC filings, including but not limited to Pharmacia's Annual Report on Form 10-K for the year ended December 31, 2001, and Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2002.

This release may be deemed to be solicitation material in respect of Pfizer's proposed merger with Pharmacia. Pfizer will be filing a registration statement on Form S-4, containing a joint proxy statement/prospectus for Pfizer and Pharmacia, and other documents with the Securities and Exchange Commission ("SEC"). INVESTORS AND SECURITYHOLDERS ARE URGED TO READ THE REGISTRATION STATEMENT CONTAINING THE JOINT PROXY STATEMENT/PROSPECTUS AND ANY OTHER RELEVANT DOCUMENTS FILED OR THAT WILL BE FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and securityholders will be able to receive the registration statement containing the joint proxy statement/prospectus and other documents free of charge at the SEC's web site, www.sec.gov or from Pharmacia Investor Relations at 100 Route 206 North, Peapack, New Jersey 07977. Pharmacia and its directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information regarding the interests of Pharmacia's directors and executive officers in the proposed merger will be included in the final joint proxy statement/prospectus.